Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Rick J. Tremblay
Chief Financial Officer
Team Financial, Inc.
(913) 294-9667
rickt@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Quarterly and 2006 Results

PAOLA, Kansas, February 9, 2007 – Team Financial, Inc. (the “Company”, NASDAQ: TFIN) today announced net income of $1,324,000, or $.37 basic and $.36 diluted income per share, for the three months ended December 31, 2006, compared to $1,234,000 or $.31 basic and $.30 diluted income per share, for the three months ended December 31, 2005, an increase of 7.3%.  Net income for the twelve months ended December 31, 2006 was $3,985,000, or $1.06 basic and $1.03 diluted income per share, compared to $3,970,000, or $.98 basic and $.97 diluted income per share for the twelve months ended December 31, 2005.

As previously disclosed, the Company recorded a loss on the sale of its insurance agency subsidiary during the second quarter of 2005 of approximately $164,000.  The subsidiary was sold effective December 31, 2004.  The loss on the sale of the subsidiary is reported net of the tax effect in discontinued operations.  Net income from continuing operations for the twelve months ended December 31, 2006 was $3,982,000, or $1.06 basic and $1.03 diluted income per share, compared to $4,078,000, or $1.01 basic and $1.00 diluted income per share for the twelve months ended December 31, 2005.

Net interest income for the three and twelve months ended December 31, 2006 increased approximately $627,000, or 11.1%, and $2.7 million, or 12.6%, from the same periods last year, due to an increase in net interest margin of 8 and 15 basis points, respectively.  Non-interest income decreased approximately $22 thousand, or 1.1% and $.5 million from the same three and twelve month periods last year, primarily due to a continued decrease in gain on sales of mortgage loans.  Non-interest expense increased $207 thousand, or 3.4%, during the three months ended December 31, 2006 from the same period last year, primarily due to a $91 thousand increase in occupancy and equipment expense as a result of a write-down of one of the Company’s properties.  For the twelve months ended December 31, 2006, non-interest expense increased $2.1 million over the prior year primarily due to an increase in salaries and employee benefits and an increase in other expenses due to the previously disclosed $824 thousand charge incurred during the restructuring of the Company’s trust preferred securities.

Loans receivable increased approximately $66.3 million, or 15.8%, to $486.5 million at December 31, 2006 compared to December 31, 2005.   This increase was primarily a result of an increase in construction and land development loans.  The increase in loans was funded with a $55.0 million, or 10.8%, increase in total deposits, and a decrease in investment securities of $11.3 million, or 5.9%.

“Our $66 million in loan growth and another 15 basis point increase in our net interest margin in 2006 show that our continued focus on controlled growth has been successful.  We plan to continue our growth and our expansion into high-growth markets in 2007 with the opening of new branches.  In connection with this new growth, our new location in Falcon, Colorado is set to open in March, and we will also open our new branch in Ottawa, Kansas this summer,” said Robert J. Weatherbie, Chairman and Chief Executive Officer of Team Financial, Inc.

The provision for loan losses was $388,000 for the three months ended December 31, 2006 compared to $145,000 for the three months ended December 31, 2005.  The allowance for loan losses as a percent of loans was 1.17% at December 31, 2006 and 1.29% at December 31, 2005, and non-performing loans were 2.06% of total loans at December 31, 2006 and 1.09% of total loans at December 31, 2005.  The Company believes that additional non-performing credits are well-secured, making additional allowances unnecessary.

On February 6, 2007, a complaint was filed by International Insurance Brokers, LTD in the United States District Court for the Northern District of Oklahoma against the Company and certain of its officers, claiming breach of contract, negligent misrepresentation, fraud and misrepresentation and civil conspiracy in connection with the sale of the insurance agency subsidiary that was sold to International Insurance Brokers effective December 31, 2004.  Damages sought by the defendants include not less than $10 million in actual damages, not less than $10 million for consequential, and not less than $10 million for punitive damages.  The Company believes the claims are totally without merit, and it will pursue a vigorous defense as well as pursue available counterclaims against the plaintiff.

Team Financial, Inc. is a financial services company with $756 million in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.  For additional information on Team Financial, Inc., visit its web site at http://www.teamfinancialinc.com or call 913-294-9667.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risks relating to loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

TEAM FINANCIAL, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(In Thousands)

	December 31,	December 31,
	2006	2005
Assets

Cash and due from banks	$14,529	$14,592
Federal funds sold and interest bearing bank deposits	22,621	19,768
Cash and cash equivalents	37,150	34,360

Investment securities:
Available for sale, at fair value (amortized cost of $171,301 and $183,719 at December 31, 2006 and December 31, 2005, respectively)	170,078	181,758
Other non-marketable securities (amortized cost of $9,061 and $8,669 at December 31, 2006 and December 31, 2005, respectively)	9,062	8,651
Total investment securities	179,140	190,409

Loans receivable, net of unearned fees	486,497	420,181
Allowance for loan losses	(5,715)	(5,424)
Net loans receivable	480,782	414,757

Accrued interest receivable	5,558	4,607
Premises and equipment, net	17,628	16,359
Assets acquired through foreclosure	817	455
Goodwill	10,700	10,700
Intangible assets, net of accumulated amortization	2,659	3,223
Bank-owned life insurance policies	19,926	19,173
Other assets	2,068	2,486

Total assets	$756,428	$696,529

Liabilities and Stockholder’s Equity
Deposits:
Checking deposits	$194,979	$186,791
Savings deposits	28,536	31,944
Money market deposits	57,123	46,465
Certificates of deposit	282,244	242,678
Total deposits	562,882	507,878
Federal funds purchased and securities sold under agreements to repurchase	6,215	4,036
Federal Home Loan Bank advances	108,069	111,131
Notes payable	200	202
Subordinated debentures	22,681	16,005
Accrued expenses and other liabilities	5,864	3,928

Total liabilities	705,911	643,180

Stockholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, no par value, 50,000,000 shares authorized; 4,501,516 and 4,499,470 shares issued; 3,594,784 and 4,034,995 shares outstanding at December 31, 2006 and December 31, 2005, respectively	27,901	27,880
Capital surplus	680	417
Retained earnings	34,449	30,941
Treasury stock, 906,732 and 464,475 shares of common stock at cost at December 31, 2006, and December 31, 2005, respectively	(11,707)	(4,583)
Accumulated other comprehensive loss	(806)	(1,306)

Total stockholders’ equity	50,517	53,349

Total liabilities and stockholders’ equity	$756,428	$696,529

TEAM FINANCIAL, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest Income:
Interest and fees on loans	$9,810	$7,637	$35,761	$27,778
Taxable investment securities	2,003	1,869	7,832	7,352
Nontaxable investment securities	242	279	1,038	1,168
Other	86	94	508	311

Total interest income	12,141	9,879	45,139	36,609

Interest Expense:
Deposits:
Checking deposits	446	336	1,845	1,124
Savings deposits	66	56	229	222
Money market deposits	514	183	1,508	627
Certificates of deposit	3,244	2,047	11,059	6,823
Federal funds purchased and securities sold under agreements to repurchase	47	29	171	136
FHLB advances payable	1,138	1,181	4,540	4,696
Notes payable and other borrowings	4	4	141	62
Subordinated debentures	400	388	1,588	1,553

Total interest expense	5,859	4,224	21,081	15,243

Net interest income before provision for loan losses	6,282	5,655	24,058	21,366

Provision for loan losses	388	145	951	820

Net interest income after provision for loan losses	5,894	5,510	23,107	20,546

Non-Interest Income:
Service charges	956	960	3,658	3,891
Trust fees	165	173	720	702
Gain on sales of mortgage loans	129	220	584	887
Loss on sales of investment securities	7	(1)	(157)	(1)
Bank-owned life insurance income	234	217	884	842
Other	433	377	1,523	1,385

Total non-interest income	1,924	1,946	7,212	7,706

Non-Interest Expenses:
Salaries and employee benefits	3,086	3,145	12,299	11,406
Occupancy and equipment	858	687	3,127	2,759
Data processing	802	714	2,937	2,851
Professional fees	335	347	1,435	1,348
Marketing	124	125	408	378
Supplies	101	63	350	322
Intangible asset amortization	143	152	579	616
Other	845	854	4,149	3,550

Total non-interest expenses	6,294	6,087	25,284	23,230

Income from continuing operations before income taxes	1,524	1,369	5,035	5,022

Income tax expense	200	135	1,050	944

Net income from continuing operations	$1,324	$1,234	$3,985	$4,078
Net loss from discontinued operations	—	—	—	(108)
Net income	$1,324	$1,234	$3,985	$3,970

Basic income per share from continuing operations	$0.37	$0.31	$1.06	$1.01
Diluted income per share from continuing operations	$0.36	$0.30	$1.03	$1.00
Basic loss per share from discontinued operations	$—	$—	$—	$(0.03)
Diluted loss per share from discontinued operations	$—	$—	$—	$(0.03)
Basic income per share	$0.37	$0.31	$1.06	$0.98
Diluted income per share	$0.36	$0.30	$1.03	$0.97
Shares applicable to basic income per share	3,597,045	4,035,218	3,765,118	4,038,097
Shares applicable to diluted income per share	3,704,991	4,091,480	3,859,442	4,094,793

Team Financial, Inc. And Subsidiaries

Selected Ratios and Other Data

(Unaudited)

	As of and For		As of and For
	Three Months Ended		Twelve Months Ended
	December 31		December 31
Selected Data	2006	2005	2006	2005

Balance Sheet Highlights

Average Assets	$739,676	$686,104	$718,891	$673,307

Average Loans	$481,558	$417,661	$458,086	$403,234

Non Performing Loans	$10,003	$4,582

Performance Ratios

Return On Average Assets	0.71%	0.71%	0.55%	0.59%

Return On Average Equity	10.70%	9.20%	7.98%	7.46%

Average Equity To Average Assets	6.63%	7.76%	6.95%	7.90%

Net Interest Margin On Average Earning Assets During The Period (Tax Equivalent)	3.81%	3.73%	3.79%	3.64%

Efficiency Ratio(a)(c)	76.70%	80.08%	80.86%	79.91%

Book Value Per Share	$14.05	$13.22

Tangible Book Value Per Share(b)(c)	$10.43	$9.87

Asset Quality Ratios

Non Performing Loans As A Percent Of Total Loans	2.06%	1.09%

Non Performing Assets As A Percent Of Total Assets	1.43%	0.72%

Allowance For Loan Losses As A Percent Of Total Loans	1.17%	1.29%

Allowance For Loan Losses As A Percent Of Non Performing Loans	57.13%	118.38%

(a)          Calculated as non-interest expense/(net interest income plus non-interest income)

(b)         Calculated as (stockholders equity less goodwill, less intangible assets, net of accumulated amortization plus mortgage servicing rights) divided by shares outstanding.

(c)          Computation includes the corresponding components of discontinued operations.